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                                                                    EXHIBIT (11)

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                    NALCO CHEMICAL COMPANY AND SUBSIDIARIES

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                                                    YEAR ENDED DECEMBER 31
                                                   ---------------------------
                                                     1995     1994      1993
                                                   --------  -------  --------
                                                    (AMOUNTS IN THOUSANDS,
                                                    EXCEPT PER SHARE DATA)
PRIMARY
  Average shares outstanding during the year......   67,495   68,460    69,125
  Net effect of dilutive stock options and shares
   contingently issuable--based on the treasury
   stock method using average market price........      410      569       738
                                                   --------  -------  --------
    TOTALS........................................   67,905   69,029    69,863
                                                   ========  =======  ========
  Earnings from continuing operations............. $135,664  $73,248  $128,777
  Earnings from discontinued operations, net of
   taxes..........................................   18,034   23,863    23,920
                                                   --------  -------  --------
  Earnings before extraordinary loss and effect of
   accounting change..............................  153,698   97,111   152,697
  Extraordinary loss from retirement of debt, net
   of taxes.......................................      --       --    (10,600)
  Cumulative effect of change in accounting for
   postretirement benefits other than pensions,
   net of taxes...................................      --       --    (56,462)
                                                   --------  -------  --------
  Net earnings....................................  153,698   97,111    85,635
  Preferred stock dividends, net of taxes.........  (11,208) (11,026)  (10,813)
                                                   --------  -------  --------
  Net earnings to common shareholders............. $142,490  $86,085  $ 74,822
                                                   ========  =======  ========
  Per share amounts:
  Earnings from continuing operations............. $   1.83  $   .90  $   1.69
  Earnings from discontinued operations, net of
   taxes..........................................      .27      .35       .34
                                                   --------  -------  --------
  Earnings before extraordinary loss and effect of
   accounting change..............................     2.10     1.25      2.03
  Extraordinary loss from retirement of debt, net
   of taxes.......................................      --       --       (.15)
  Cumulative effect of change in accounting for
   postretirement benefits other than pensions,
   net of taxes...................................      --       --       (.81)
                                                   --------  -------  --------
  Net earnings to common shareholders............. $   2.10  $  1.25  $   1.07
                                                   ========  =======  ========
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